Exhibit 5.11

CONSENT OF ARTHUR BARNES

Ladies and Gentlemen:

The undersigned hereby consents to (1) the references to the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-10 of GoldMining Inc. in connection with the report entitled “NI 43-101 Mineral Resource Estimate for the Whistler Project” dated June 11, 2021, and (2) all other references to the undersigned included or incorporated by reference in the Registration Statement on Form F-10 of GoldMining Inc.

Dated: October 27, 2021

By: /s/ Arthur Barnes
Arthur Barnes, P.Eng. FSAIMM
MPC Metallurgical Process Consultants Limited